Sub-Item 77O Rule 10f-3 Transaction
THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS - Dreyfus BASIC California Municipal Money Market Fund

On October 26, 2007, Dreyfus BASIC California Municipal Money Market Fund, a series of The Dreyfus/Laurel Tax-Free Municipal Funds (the "Fund"), purchased $7,000,000 of California State Revenue Anticipation Notes – Rated: MIG-1 (Moody’s)/SP-1+(S&P)/F1+(Fitch), CUSIP No.: 13063ALR3 (the "Notes") at a purchase price of $100.409 per unit. The Notes were purchased from an underwriting syndicate of which Mellon Financial Markets, LLC, an affiliate of the Fund, was a member. Mellon Financial Markets, LLC received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:

Bank of America Securities LLC

Alamo Capital	JP Morgan
Alta Vista Financial, Inc.	Lehman Brothers
Backstrom McCarley Berry & Co., LLC	Mellon Financial Markets, LLC
Bear, Stearns & Co. Inc.	Merrill Lynch & Co.
Citi	M.L. Stern & Co., LLC
City National Securities, Inc.	Morgan Stanley & Co. Incorporated
Comerica Securities	RBC Capital Markets
E.J. De La Rosa & Co., Inc.	Siebert Brandford Shank & Co., LLC
Fidelity Capital Markets Services	SL Hare Capital, Inc.
George K. Baum & Company	Southwest Securities, Inc.
Goldman, Sachs & Co.	Stone & Youngberg
Great Pacific Securities, Inc.	UBS Securities LLC
Grigsby & Associates, Inc.	Wachovia Bank, National Association
Henderson Capital Partners, LLC	Wells Fargo Institutional Securities, LLC

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on February 12-13, 2008.

PRE-PURCHASE APPROVAL FORM PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE Used for compliance with Rule 10f-3 and/or Rule 23B

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	1/25/08

4th Quarter 2007